Exhibit 99.3

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The unaudited pro forma consolidated financial information below is presented to illustrate the estimated effects of (i) the MDP Transaction and (ii) the Exchange on the financial condition and results of operations of Sirona Holding GmbH and subsidiaries.  The unaudited pro forma consolidated balance sheet only gives effect to the Exchange as if it had occurred on March 31, 2006.  The unaudited pro forma consolidated statement of operations for the year ended September 30, 2005 gives effect to the Exchange and the MDP Transaction as if they had occurred on October 1, 2004; the unaudited pro forma consolidated interim statement of operations for the six months ended March 31, 2006 only gives effect to the Exchange as if it occurred on October 1, 2004.  Except as otherwise disclosed, all amounts are presented in thousands of U.S. dollars.

MDP Transaction

On June 30, 2005, Luxco, a Luxembourg-based holding entity owned by funds managed by Madison Dearborn Partners, Beecken Petty O’Keefe, management and employees of Sirona, obtained control over the Sirona business.  The transaction was effected by using new legal entities, Sirona Holding GmbH (formerly Blitz 05-118 GmbH) and its wholly owned subsidiary Sirona Dental Services GmbH to acquire 100% of the interest in Sirona Dental Systems Beteiligungs- und Verwaltungs GmbH, the former parent of the Sirona business through a leveraged buy-out transaction (the “MDP Transaction”).

Results of operations for the Sirona businesses subsequent to that date have been included in the successor period in the consolidated statements of operations and cash flows.

The purchase price, comprising cash paid and direct acquisition costs, was €464,590, consisting of €454,990 paid in cash and €9,600 of direct acquisition costs.  The purchase price was denominated in Euro and translated to US Dollars at the exchange rate prevailing on the date of the transaction of 1.2051.  The purchase price denominated in US dollars is $559,877.

The transaction was accounted for in accordance with Emerging Issues Task Force Issue 88-16, Basis in Leveraged Buyout Transactions (“EITF 88-16”), in a manner similar to a business combination under FASB Statement No. 141, Business Combinations (“SFAS 141 “).  Certain members of Sirona management who were deemed to be in the control group held equity interests in Sirona Group prior to and subsequent to the MDP Transaction (“Continuing Shareholders”).  The interests of the Continuing Shareholders have been reflected at the predecessor basis, resulting in 9.15% of each asset and liability acquired being valued at historical cost at June 30,2005.  The remaining 90.85% interest in each asset and liability was recognized at fair value at June 30, 2005.

The application of the preceding guidance to the book and fair values of the acquired assets results in a difference between the purchase price in the acquisition (€464,590) and the recorded value of the acquired assets.  This difference has been recorded as a reduction to the shareholders’ equity of Sirona.

The purchase price has been allocated to the assets acquired and liabilities assumed as of June 30, 2005 and the difference between the purchase price allocation and the fair value of the net assets was recorded as goodwill.  However, due to the continuing ownership by management, the assets and liabilities are carried over from the Predecessor 2 balance sheet upon closing to the extent that management had an ownership interest in Sirona Dental Systems Beteiligungs- und Verwaltungs GmbH.  A contra-equity account named “Excess of purchase price over predecessor basis” has been recorded in the successor period to reflect the predecessor basis of management that acquired an interest in Sirona Holding GmbH.

The Exchange

On September 25,2005, Luxco and Sirona entered into an Exchange Agreement (the “Exchange Agreement”) with Schick providing for the issuance of 36,972,480 shares of Schick common stock to Luxco in exchange for Luxco’s entire economic interest in Sirona, which consists of all of the outstanding share capital of Sirona and the existing indebtedness of Sirona owed to Luxco in the principal amount of €150,992 ($181,960) plus accrued interest (the “Exchange”).  The Exchange was consummated on June 20, 2006.  Schick shareholders also received a $2.50 per share cash dividend.  Sirona is deemed to be the acquiring company for accounting purposes because Luxco, Sirona’s shareholder, has a controlling ownership interest in the combined company, Sirona’s designees to the combined company’s board of directors represent a majority of the combined company’s board of directors and Sirona’s senior management represents a majority of the senior management of the combined company.  The Exchange is accounted for as a reverse acquisition of Schick by Sirona under the purchase method of accounting for business combinations in accordance with accounting principles generally accepted in the United States.

As of the date of this Current Report, Sirona has not completed all of the detailed valuation studies necessary to determine the final fair market value of the Schick assets acquired and the Schick liabilities assumed.  In addition, Sirona will continue to assess Schick’s accounting policies for any adjustments that may be required to conform Schick’s accounting policies to those of Sirona.  As of the date of this filing, no material conforming accounting adjustments have been noted.  However, as indicated in Note 2 to the unaudited pro forma consolidated financial statements, Sirona has made certain adjustments to the historical book values of the assets and liabilities of Schick to reflect certain preliminary estimates of the fair values necessary to prepare the unaudited pro forma consolidated financial statements.  The excess of the purchase price over the historical net assets of Schick, including definite and indefinite-lived intangibles, as adjusted to reflect estimated fair values, will be allocated to goodwill.  Actual results may differ from these unaudited pro forma consolidated financial statements once Sirona has completed the valuation studies necessary to finalize the required purchase price allocation along with the identification of any additional changes to be made to conform Schick with Sirona’s accounting policies.  There can be no assurance that such finalization will not result in material changes.

The pro forma adjustments are based upon available information and assumptions that are factually supportable.  The unaudited pro forma consolidated financial statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of Sirona would have been had the transactions occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position.

The unaudited pro forma consolidated financial statements do not include the realization of cost savings from operating efficiencies or, revenue synergies expected to result from the Exchange.  The pro forma consolidated statements do not include estimates reflecting any effects the Exchange may have on the tax base of the assets and liabilities of Sirona or the effects of elections Sirona may choose to make if available to the Company, e.g. the impact of filing consolidated tax returns.

The unaudited pro forma consolidated financial statements are based on the audited consolidated financial statements and the unaudited condensed consolidated interim financial statements of Sirona Holding GmbH and subsidiaries and its predecessor, and the audited consolidated financial statements and the unaudited condensed consolidated interim financial statements of Schick and its subsidiaries, as adjusted to illustrate the estimated pro forma effects of the transactions.

Schick’s fiscal year ends on March 31.  For purposes of presenting the unaudited pro forma consolidated statement of operations for the year ended September 30, 2005, the operations of Sirona and Schick for the twelve-month period from October 1, 2004 through September 30, 2005 have been combined to conform to Sirona’s fiscal year end.  For purposes of presenting the unaudited pro forma consolidated statement of operations for the six months ended March 31, 2006, the operations of Sirona and Schick for the six-month interim period ended March 31, 2006 have been combined.  None of the unaudited consolidated statements of operations exclude any results of operations of either Sirona or Schick for the respective period nor are any results of operations of a period included in more than one unaudited pro forma statement of operations.  Certain reclassifications have been made to conform Schick’s historical reported balances to Sirona’s financial statement basis of presentation.  Following the Exchange, the Company has a fiscal year end of September 30.

The unaudited pro forma consolidated financial statements should be read in conjunction with the separate historical consolidated financial statements and accompanying notes filed as exhibits to this Current Report.

Pro Forma Balance Sheet
Schick Acquisition

	Schick Acquisition As of March 31, 2006
	In US $ thousands
	Historical Sirona	Historical Schick	Pro Forma Adjustments		Pro Forma Combined
	$ US	$ US	$ US	Footnote	$ US
Current assets:
Cash and cash equivalents	68,251	50,886	(3,868)	(1)	76,235
			2,136	(10)
			(35,350)	(12)
			(5,820)	(19)
Restricted cash	628	—			628
Restricted short term investments	—	—			—
Short term investments	—	9,900	(9,900)	(12)	—
Accounts receivable, net of allowance for doubtful accounts	65,221	8,666			73,887
Inventories, net	51,176	5,425	910	(4)	57,511
Deferred tax assets	5,487	2,688	(3,054)	(16)	5,121
Prepaid expenses and other current assets	13,070	782			13,852
Total current assets	203,833	78,347	(54,946)		227,234
Property, plant and equipment, net	48,405	1,342			49,747
Goodwill	470,175	266	(266)	(6)	611,734
			102,520	(7)
			(2,136)	(10)
			44,728	(12)
			(6,968)	(15)
			4,656	(19)
			1,723	(19)
Intangible assets, net	467,943	—	156,300	(2)	624,243
Other non-current assets	20,901	945	(3,834)	(1)	18,012
Deferred tax assets	1,984	275	(275)		1,984
Total assets	1,213,241	81,175	239,780		1,534,196

LIABILITIES MINORITY INTEREST AND SHAREHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	20,826	2,948			23,774
Current portion of long-term debt	17,836	—			17,836
Income taxes payable	11,081	150			2,577
			(522)	(12)
			(6,968)	(15)
			(1,164)	(19)
Deferred tax liabilities	4,053	—			4,053
Accrued liabilities and deferred income	52,135	6,370			58,505
Total current liabilities	105,931	9,468	(8,654)		106,745
Long term debt	537,976	—			537,976
Deferred tax liabilities	186,446	—	62,833	(16)	249,279
Other non-current liabilities	10,895	—			10,895
Indebtedness to related parties	192,215	—	(192,215)	(8)	—
Pension related provisions	45,808	—			45,808
Deferred income	100,000	—			100,000
Total liabilities	1,179,271	9,468	(138,036)		1,050,703

Commitments and contingencies					—
Minority Interest	64	0			64

Shareholders’ equity:
Common share capital	30	167	349	(9)	546
Additional paid in capital	123,696	53,460	462,645	(9)	586,341
			(53,460)	(11)
			—	(13)
Deferred compensation	—	—	—	(13)	(7,638)
			(7,638)	(14)
(Accumulated Deficit)/Retained earnings	(40,407)	18,080	(18,080)	(11)	(46,407)
			(6,000)	(18)
			1,723	(18)
Excess of purchase price over predecessor basis	(49,103)				(49,103)
Accumulated Other Comprehensive Income	(310)	—			(310)

Total shareholders’ equity	33,906	71,707	377,816		483,429
Total liabilities, minority interest and shareholders’ equity	1,213,241	81,175	239,780		1,534,196

Unaudited Pro Forma Combined Statement of Operations
for the Year Ended September 30, 2005

	MDP acquisition Year ended September 30, 2005
	In US $ thousands
	Predecessor October 1, 2004 to June 30, 2005	Successor July 1, 2005 to September 30, 2005	Pro Forma Adjustments		Pro Forma MDP Combined
	$ US	$ US	$ US	Footnote	$ US
Revenues	$358,285	$105,071			$463,356
Cost of sales	(199,463)	(71,614)	(4,010)	a	(275,637)
			—	c
			(550)	d

Gross profit	158,822	33,457	(4,560)		187,719
Operating (expenses) income:
Selling, general and administrative expense	(93,236)	(34,544)	(617)	a	(128,397)
			—	c

Research and development	(21,700)	(7,863)	—	c	(29,708)
			(145)	a
Provision for doubtful accounts and notes receivable	127	192			319
Write off in-process research and development	—	(33,796)	33,796	e	—
Net other operating (expenses) income	384	723			1,107
Operating income (loss)	44,397	(41,831)	28,474		31,040
Realized loss on foreign currency transactions	(749)	(601)			(1,350)
Unrealized gain (loss) on derivative instruments	(4,383)	1,682			(2,701)
Interest expense, net	(22,774)	(11,087)	(20,466)	b	(54,327)
Other income/expense	129				129
Income (loss) from continuing operations before income taxes	16,620	(51,837)	8,007		(27,210)
(Provision) benefit for income taxes	(5,444)	5,796	5,740	f	6,092
Minority interest	(50)	6			(44)
Net income (loss) from continuing operations	11,126	(46,035)	13,747		(21,162)

	Schick Acquisition Year ended September 30, 2005
	In US $ thousands, except share and per share data
	Pro Forma	Historical	Pro Forma		Pro Forma
	MDP Combined	Schick	Adjustments		Schick Combined
	$ US	$ US	$ US	Footnote	$ US
Revenues	$463,356	$60,461			$523,817
Cost of sales	(275,637)	(17,836)	(13,838)	(3)	(308,222)
			(911)	(5)

Gross profit	187,719	42,625	(14,749)		215,595
Operating (expenses) income:
Selling, general and administrative expense	(128,397)	(15,700)	(2,068)	(3)	(158,749)
			(9,383)	(13)
			(3,203)	(14)
Research and development	(29,708)	(4,754)			(34,462)
Provision for doubtful accounts and notes receivable	319	—			319
Write off in-process research and development	—	—			—
Net other operating (expenses) income	1,107	(1,107)			—
Operating income (loss)	31,040	21,064	(29,402)		22,702
Realized loss on foreign currency transactions	(1,350)	—			(1,350)
Unrealized gain on derivative instruments	(2,701)	—			(2,701)
Interest expense, net	(54,327)	866	13,647	(8)	(39,814)
Other income/expense	129	(1)			128
Income (loss) from continuing operations before income taxes	(27,209)	21,929	(15,755)		(21,034)
(Provision) benefit for income taxes	6,092	(8,107)	9,302	(17)	7,287
Minority interest	(44)	—			(44)
Net income (loss) from continuing operations	(21,161)	13,822	(6,452)		(13,791)

Income (loss) per share - basic	(0.57)	0.82			(0.26)
Income (loss) per share - diluted	(0.57)	0.82			(0.26)

Weighted average shares - basic	36,972,480	16,811,133			53,783,613
Weighted average shares - diluted	36,972,480	16,811,133			53,783,613

Unaudited Pro Forma Condensed Combined Statement of Operations
for the Six Months Ended March 31, 2006

	Schick Acquisition Six months ended March 31, 2006
	In US $ thousands
	Historical	Historical	Pro Forma		Pro Forma
	Sirona	Schick	Adjustments		Combined
	$ US	$ US	$ US	Footnote	$ US
Revenues	267,725	40,380			308,105
Cost of sales	(136,480)	(12,000)	(6,919)	(3)	(155,399)

Gross profit	131,245	28,380	(6,919)		152,706
Operating (expenses) income:
Selling, general and administrative expense	(67,642)	(8,157)	(1,034)	(3)	(82,990)
			(4,691)	(13)
			(1,465)	(14)
Research and development	(14,973)	(2,659)			(17,632)
Write off in-process research and development	—	—			—
Provision for doubtful accounts and notes receivable	(182)	—			(182)
Net other operating (expenses) income	(1,684)	(1,723)	1,723	(19)	(1,684)
Operating income (loss)	46,764	15,841	(12,387)		50,218
Realized loss on foreign currency transactions	(1,880)				(1,880)
Unrealized gain on forward exchange contracts	1,372				1,372
Interest (expense) income, net	(29,000)	712	6,824	(8)	(21,465)
Other income/expense	—	30			30
Income (loss) from continuing operations before income taxes	17,256	16,583	(5,564)		28,275
(Provision) benefit for income taxes	(9,480)	(6,862)	2,823	(17)	13,519
Minority interest	(22)				(22)
Net income (loss) from continuing operations	7,754	9,721	(2,741)		14,734

Income (loss) per share - basic					0.27
Income (loss) per share - diluted					0.27

Weighted average shares - basic	36,972,480	17,225,104			54,197,584
Weighted average shares - diluted	36,972,480	17,746,434			54,718,914

1.            Pro Forma Adjustments—MDP Transaction

The purchase price paid in the MDP Transaction, consisting of cash paid and direct acquisition costs, was $559,877. The purchase price has been allocated to the assets acquired and liabilities assumed as of June 30, 2005 and the difference between the purchase price allocation and the fair value of the net assets was recorded as goodwill. However, due to the continuing ownership by management, the assets and liabilities are carried over from the Predecessor 2 balance sheet upon closing to the extent that management had an ownership interest in Sirona Dental Systems Beteiligungs- und Verwaltungs GmbH. A contra equity account named ‘‘Excess of purchase price over predecessor basis’’ has been recorded in the successor period to reflect the predecessor basis of management that acquired an interest in Sirona Holding GmbH. The purchase price allocation was based on information available and expectations and assumptions deemed reasonable by management.

As of June 30, 2005
Current assets	$176,691
Property, plant and equipment	49,724
Intangible assets subject to amortization	407,903
Trademarks not subject to amortization	93,488
In process research and development	33,797
Goodwill	469,198
Other assets	13,702
Total assets	$1,244,503
Current liabilities	(176,663)
Non-current liabilities	(355,477)
Deferred taxes	(201,589)
Total liabilities assumed	$(733,729)
Excess purchase price over predecessor basis	49,103
Purchase price	$559,877

A summary of the identifiable intangible assets acquired subject to amortization is as follows:

	weighted amortization	average period
Licensing agreements, patents and similar rights	$124,264	13 years
Technologies	273,930	10 years
Dealer relationships	9,709	10 years
	$407,903

Sirona deems trademarks to be indefinite lived intangible assets as the trademarks are used worldwide, can be separated from any other asset, do not have any legal, regulatory, contractual competitive, economic or other factors that limit their useful lives, and require no material levels of maintenance to retain their cash flow. As such, trademarks are not currently subject to amortization. Sirona evaluates the useful lives of trademarks each year to determine whether facts and circumstances continue to support an indefinite life for these assets.

In connection with the MDP Transaction, Sirona incurred debt of $844,765 to finance the purchase price and repay the shareholder loan granted by the sellers and repay other existing debt. The debt comprised $662,805 of bank loans and a shareholder loan of $181,960 granted by Luxco. A portion of the proceeds from the debt was used to repay debt of the predecessor. The pro forma adjustments included in the unaudited pro forma financial statements are as follows:

(a) Adjustment to reflect the additional amortization and depreciation expense related to the amortizable intangible assets and the fair value adjustment of property, plant and equipment.

(b) Adjustment to reflect interest expense for a twelve-month period based on an estimated weighted average interest rate at September 30, 2005 of 6.70% (i) by reversing the interest expense of $20,930 and amortization of deferred financing costs of $1,807 related to the predecessor bank debt and shareholder loan and (ii) by adding nine months of the interest expense and amortization of deferred financing costs related to the Successor bank debt and shareholder loan. The estimated weighted average interest rate was based on the actual interest rates applicable to Sirona’s various loans as of September 30, 2005. The interest rates on Sirona’s debt were as follows:

•       Tranche A ($ denominated loan): Libor rate of 3.79% plus a margin of 2.25%, offset by the swap impact of 0.67% for an interest rate of 5.37%

•       Tranche B (A denominated loan): Euribor rate of 2.11%, plus interest fee of 0.002% plus a margin of 2.50% for an interest rate of 4.61%.

•       Tranche C (A denominated loan): Euribor rate of 2.11%, plus interest fee of 0.002% plus a margin of 3.00% for an interest rate of 5.11%.

•       Mezzanine (A denominated loan): Euribor rate of 2.11%, plus interest fee of 0.002% plus a margin of 9.50% for an interest rate of 11.61%.

•       Shareholder loan (A denominated): fixed rate of 7.5%.

If interest rates were to hypothetically change by one eighth of one percentage point, it is estimated that Sirona’s interest expense would vary by approximately $0.44 million.

(c) Adjustment to reflect the additional cost of goods sold related to the adjustment for inventory acquired to fair value less cost to sell. The inventory acquired was sold to customers during the year subsequent to the MDP Transaction.

(d) Adjustment to reflect reversal of the write-off of acquired in-process research and development projects. U.S. GAAP requires that IPR&D is immediately expensed. However, as this write-off will not have a continuing impact on operations, it is reversed for pro forma purposes.

(e) Adjustment to reflect effects of the pro forma adjustments (a) and (c) above on the tax provision at the estimated tax rate of 36.9%, which represents the expected income tax rate combining federal German income taxes of 25%, the solidarity surcharge and local trade taxes on income applicable to Sirona’s county in Germany. Pro forma adjustment (b) has been tax effected for the applicable German tax rate considering differences in the tax base between German federal and local trade tax rates.

2.            Pro Forma Adjustments—Exchange

For purposes of determining the cost incurred by Sirona to acquire Schick in the Exchange, the purchase price is calculated based on the estimated number of Schick shares outstanding as of closing. The estimate is based on 16,684,556 outstanding Schick shares as of March 31, 2006 and an additional 931,104 shares expected to be issued as a result of exercises of stock options assumed to be exercised by consummation of the Exchange. Based on the average of the closing prices for a range of trading days (September 22, 2005 through September 28, 2005, inclusive) around and including the announcement date (September 26, 2005) of the execution of the Exchange Agreement, the fair value of the 17,615,660 Schick shares is $24.96 per share, or approximately $439,687. The estimated purchase price also includes the estimated fair value of 856,943 vested options which are assumed to not be exercised, the estimated fair value of an estimated 458,180 unvested options to purchase Schick stock, and direct acquisition costs of $7,702. The fair value of the restricted vested options and unvested options was calculated using the Black-Scholes model and assumptions as follows: the relevant exercise price, a market price of $24.96 (average of closing prices around the Exchange announcement date), volatility of 34.0%, estimated life of 5 years and a risk free rate of 3.73%. The cost of the acquired business is reduced by the unearned portion of the unvested options relating to services to be provided in the future. This fair value was calculated using the Black-Scholes model and the same assumptions as noted above, except for the market price. A market price of $41.99 (June 20, 2006) closing date market price, was used.

The preliminary estimated total purchase price of Schick in the Exchange is as follows:

Schick common stock	$439,687
Schick vested options	15,363
Schick unvested options	8,111
Schick unvested options relating to services to be provided in future	(7,638)
Estimated Sirona direct transaction costs	7,702

Total preliminary estimated purchase price	$463,225

Under the purchase method of accounting, the total preliminary estimated purchase price as shown in the table above is allocated to Schick’s net tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values as of the date of the completion of the Exchange. The allocation of the estimated purchase price discussed below is preliminary because the Exchange had not yet been completed as of March 31, 2006, the latest reporting period. The fair values of assets acquired and liabilities assumed in the Exchange have also not been reflected in the allocation below. The final allocation of the purchase price will be based on Schick’s asset and liabilities as of the closing of the Exchange.

The allocation of the preliminary estimated purchase price is as follows:

As of March 31, 2006
Current assets	$76,570
Property, plant and equipment	1,342
Intangible assets subject to amortization	132,300
Trade name not subject to amortization	24,000
In process research and development	6,000
Note receivable from Luxco	192,215
Other assets	945
Goodwill	102,520

Total assets	$535,892
Current liabilities	(9,468)
Deferred taxes	(63,199)

Total liabilities assumed	$(72,667)

Purchase price	$463,225

In addition, the net assets of Schick as of March 31, 2006 have been adjusted for the following changes after March 31, 2006 that are expected to occur as a result of the Exchange Agreement: (i) dividend of $2.50 per share, (ii) cash bonus payments to Schick employees upon closing, (iii) the effects of option exercises on cash and income taxes and (iv) transaction fees incurred by Schick. The pro forma consolidated statements do not include estimates reflecting any effects the Exchange may have on the tax base of the assets and liabilities of Sirona or the effects of elections Sirona may choose to make if available to the Company, e.g. the impact of filing consolidated tax returns.

Pro forma adjustments are necessary to reflect the estimated purchase price, to record estimated goodwill recognized as a result of the Exchange and to remove Schick’s historical goodwill, to adjust amounts related to Schick’s net identifiable intangible assets to a preliminary estimate of their fair values, to reflect the amortization expense related to the estimated amortizable intangible assets, to reflect the changes in equity as a result of the Exchange and to reflect the dividend payment to be made to Schick shareholders in connection with the Exchange.

The unaudited pro forma consolidated financial statements do not include any adjustments for liabilities resulting from integration planning, as management of Sirona and Schick are in the process of estimating these assessments, and estimates of these costs are not currently known. Management currently does not expect to record any significant liabilities related to integration planning as a result of the Share Exchange.

The pro forma adjustments included in the unaudited pro forma financial statements are as follows:

(1)           Adjustment to reflect estimated Sirona direct transaction-related expenses, which include financial advisors and other consultants that were incurred prior to closing. Adjustment of $3,834 represents costs incurred and deferred as other non-current assets at March 31, 2006. Adjustment of $3,868 represents estimated costs to be paid prior to acquisition. These costs have been included in goodwill.

(2) Adjustment to record estimated fair value of Schick’s identifiable intangible assets’’. The intangible assets include technologies, two trademarks and dealer relationships. The developed technologies relate to intra-oral and panoramic x-ray products as well as camera equipment.

(3) Adjustment to amortize new identifiable definite lived intangible assets. Amortization of technologies is recorded on the basis of expected income to be generated by the technologies over the estimated useful life.

Item	Fair value	Weighted average amortization period
		(years)
Developed technologies	$127,000	10
Dealer relationships	3,300	10
CDR trade name	2,000	20
Schick trade name	24,000	indefinite
Total	$156,300

One trademark ($24,000) will not be amortized as it was determined to have an indefinite life. Goodwill resulting from the acquisition is not amortized.

(4) Adjustment to record Schick’s inventory at fair value less costs to sell.

(5) Adjustment to reflect the additional cost of sales related to the fair value adjustment for inventory acquired assuming all inventory acquired will be sold to customers in the three months subsequent to closing.

(6) Adjustment to eliminate Schick’s historical goodwill.

(7) Adjustment to record goodwill on acquisition. Goodwill is calculated as the excess of the purchase price over the fair value of the assets acquired and liabilities assumed.

(8) Adjustment to eliminate the shareholder loan from Luxco by removing the principal amount of $181,960 and the accrued interest of $10,255 from the historical Sirona indebtedness to related party on the pro forma balance sheet and by eliminating the related interest expense in the pro forma statement of operations of $13,647 for the year ended September 30, 2005 and $6,824 for the six months ended March 31, 2006.

(9) Adjustment to common stock to reflect the issuance of Schick common stock in exchange for Sirona common stock by eliminating the par value of the historical Sirona common stock ($30) and adding the par value of the shares issued by Schick in exchange. The par value of the share issued by Schick in the Exchange was calculated by multiplying the shares issued (36,972,480) by the par value of $0.01. Adjustment to additional paid-in capital to reflect the additional paid-in capital on the deemed issuance of 17,615,660 shares of Schick common stock ($439,687), the fair value of the vested options ($15,363) and the unvested options ($8,111), less the amount allocated to common share capital.

(10) Adjustment to reflect the exercise of options held by Schick employees prior to closing of the Exchange. Based on options vested as of March 31, 2006, it has been estimated that 931,104 vested options will be exercised prior to consummation of the Exchange. This adjustment records the cash expected to be received by Schick based on the underlying exercise prices of the options. The estimated income tax benefit related to these options is described in adjustment 15.

(11) Adjustment to reflect the elimination of Schick’s additional paid-in capital and retained earnings, in the amounts of $53,460 and $18,080, respectively.

(12) Adjustment to reflect the dividend payment to be made to Schick shareholders in connection with the Exchange. Dividends to be paid are calculated as the number of outstanding Schick common shares as of March 31, 2006 (16,684,556) plus the number of unrestricted vested options expected to be exercised (931,104) multiplied by the cash dividend of $2.50 per share to be paid in connection with the Exchange. In addition, certain holders of unvested Schick options will also receive a cash bonus payment of $2.50 per option. In total, holders of 519,222 options will receive a cash payment of $2.50 per option. The cash bonus payment has been tax effected at the statutory tax rate of 40.2%.

(13) Adjustment to record the compensation expense recorded for the options granted to Sirona employees and management (325,000 options) and Schick management (1,205,000 options) upon closing of the Exchange. The options have a four year vesting period and were granted at an exercise price of $25.10. The market price of used in arriving at the fair value was $41.99 (June 20, 2006 closing price). The options have been valued at $24.53 per option using the Black-Scholes model and assumptions as follows: volatility— 34.0%, estimated life—6.25 years, risk-free rate—3.73%.

Compensation expense of $9,383 and $4,691 has been recorded in the pro forma statements of operations for the year ended September 30, 2005 and the six months ended March 31, 2006, respectively. A corresponding tax benefit based on Schick’s statutory tax rate has been recorded in the pro forma statement of operations for the year ended September 30, 2005 and the six months ended March 31, 2006.

(14) Adjustment reflects the unearned portion of the unvested Schick options at March 31, 2006 reflected on the pro forma balance sheet and the related pro forma compensation expense on the pro forma statement of operations. The fair value of the unvested Schick options has been calculated using the relevant exercise prices, the market value as of June 20, 2006 and the same Black-Scholes assumptions detailed in adjustment 13 (except for the estimated life assumption which was 5 years). Pro forma compensation expense of $3,203 and $1,465 has been recorded in the pro forma statements of operations for the year ended September 30, 2005 and the three months ended March 31, 2006, respectively.

(15) Adjustment reflects the current tax benefit related to exercise of non-qualified vested Schick options based on the market value of Schick common shares as of June 20, 2006. The current tax benefit has been calculated as the difference between the market price and the exercise price for each option multiplied by the number of options and a deduction based on an estimated tax rate of 40.2%, which represents the expected income tax rate combining U.S. federal income taxes of 35%, New York state and New York city local taxes.

(16) Adjustment to reflect the deferred tax liability related to the identifiable intangible assets and the temporary deferred tax impacts of the pro forma adjustments on the balance sheet that are detailed above. Deferred income taxes have been calculated using an estimated tax rate of 40.2% (as noted in adjustment 15).

(17) Adjustment to reflect the effects of pro forma adjustments 3, 5, 13 and 14 on the tax provision at an estimated tax rate of 40.2% (as noted in adjustment 15) and the effect of pro forma adjustment 8 at the applicable German tax rate.

(18) The preliminary estimate of Schick’s IPR&D is $6,000. U.S. GAAP requires that IPR&D is immediately expensed. This balance sheet adjustment gives effect to the immediate write-off of Schick IPR&D. This adjustment is not considered in the pro forma statements of operations as the write off will not have a continuing impact on operations.

(19) Adjustment reflects the accrual of additional transaction fees to be incurred by Schick. Total Schick transaction fees are estimated to be $8,000. Actual transaction fees incurred through March 31, 2006 of $1,723 have been expensed as incurred and are included in the Schick historical statements of operations. This adjustment is not considered in the pro forma statements of operations as there will be no continuing impact.

3.            Unaudited Pro Forma Income Per Share (to be finally concluded on)

The following table sets forth the computation of unaudited pro forma basic and diluted income per share:

	Year Ended September 30, 2005
	Shares	Income per Share
Schick weighted average shares—basic	15,880,029
Shares issued to Luxco in the Exchange	36,972,480
Schick shares issued on exercise of options in connection with the Exchange	931,104
Pro forma weighted average shares—basic and diluted	53,783,613	$(0.18)

	Six months ended March 31, 2006
	Shares	Income per Share
Schick weighted average shares—basic	16,294,000
Shares issued to Luxco in the Exchange	36,972,480
Schick shares issued on exercise of options in connection with the Exchange	931,104
Pro forma weighted average shares—basic	54,197,584	$0.31
Schick stock options issued upon closing	267,706
Unvested Schick stock options	253,624
Pro forma weighted average shares—diluted	54,718,914	$0.31